SUBLEASE


         This Agreement is made this 24th day of April 1996, by and between FAMILY HEALTH INTERNATIONAL, a North Carolina nonprofit corporation with principal offices at 2222 Chapel Hill-Nelson Highway, Durham, North Carolina (hereinafter called the "Sublessor"), and DIGITAL RECORDERS, INC., a North Carolina corporation with offices at 4900 Prospectus Drive, Suite 1000, Durham, North Carolina 27713 (hereinafter called the "Sublessee").

         WHEREAS, Sublessor is presently a tenant in a building known as 4900 Prospectus Drive in Commercial Park West, Durham County, North Carolina, occupying space commonly known as Suite 108 and comprising approximately 5,068 square feet of space;

         WHEREAS, Sublessor occupies said space pursuant to that certain lease dated 23 October 1989 (hereinafter called the "Overlease"), providing for the lease of the space commonly known as Suite 108 comprising approximately 5,068 square feet of space, which Overlease is attached as Exhibit "A" annexed hereto and made a part hereof; and

         WHEREAS, Sublessor's Landlord and Sublessor amended the Overlease by First Lease Amendment dated 11 May 1990 (hereinafter referred to as the
"Amendment"), a copy of which Amendment is attached as Exhibit "B" annexed hereto and made a part hereof; and

         WHEREAS, Sublessor's Landlord and Sublessor further amended the Overlease by Lease Renewal Agreement dated 8 December 1994 (hereinafter referred to as the "Renewal"), providing for the extension of the Lease Expiration Date dated 30 April 2000 and establishing the Minimum Rent for the remainder of the :ease term as extended therein, a copy of which Renewal is attached as Exhibit "C" annexed hereto and made a part hereof.

NOW,  THEREFORE,  in  consideration  of  the  mutual  promises,   covenants  and
conditions hereinafter set forth, it is mutually agreed as follows:

1. Sublet Premises: Sublessor hereby leases Suite 108 in 4900 Prospectus Drive comprising approximately 5,068 square feet of space (hereinafter referred to as the "Sublet Premises") to Sublessee, and Sublessee hereby leases the Sublet Premises from Sublessor. Sublessee shall use the Sublet Premises for uses of office space, light assembly, and warehouse, and no other uses without the written consent of the Sublessor's landlord (hereinafter referred to as the "overlandlord"). This Sublease shall not take effect until execution of this Sublease by Overlandlord, evidencing Overlandlord's consent to this Sublease and to the Sublessee's intended uses of the Sublet Premises.

2. Term: The initial term of this Sublease shall commence on the first day of June, 1996 and shall continue up to and including 11:59 P.M. on the 30th day of April, 2000.

3. Rental: Sublessee hereby agrees to pay to Sublessor an annual rental, payable in equal monthly installments in advance on the first day of each month according to the following schedule of rent:

Term                                Annual Rent                    Monthly Rent
- ----                                -----------                    ------------
6/1/96 - 4/30/97           $36,996.40 ($7.30 per sq. ft.)          $3,083.03
5/1/97 - 4/30/98           $37,503.20 ($7.40 per sq. ft.)          $3,125.27
5/1/98 - 4/30/99           $38,010.00 ($7.50 per sq.ft.)           $3,167.50
5/1/99 - 4/30/2000         $38,516.80 ($7.60 per sq.ft.)           $3,209.73

Any rent requirement to be paid pursuant to this Sublease shall be in addition to other amounts by whatever name called with respect to the Sublet Premises payable pursuant to the Overlease, Amendment or renewal, including without limitation the Additional rent payable to the Overlandlord as provided in
Article 2 of the Overlease, provided that all such amounts payable (or overages returnable) of Additional Rent shall be pro-rated for the year 1996, with Sublessor responsible for 5/12ths of all such payments and Sublessee responsible for 7/12ths of all such payments.

4. Representations: Sublessor hereby warrants and represents that it is now leasing the Sublet Premises pursuant to the terms and provisions set forth in the Overlease, amendment and Renewal; that the Overlease, Amendment and Renewal are in full force and

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effect; that Sublessor has a valid leasehold interest in the Sublet Premises under the Overlease, Amendment and Renewal; that neither the Overlease, Amendment nor Renewal nor any of the obligations, duties, and Responsibilities of the Sublessor or of the Sublessor's landlord (hereinafter referred to as the "Overlandlord") under the Overlease, Amendment and Renewal have been amended, modified, or altered in any manner whatsoever unless as shown herein; and that there exists no circumstance, condition, or act of default which would entitle or permit the Overlandlord to terminate the Overlease, Amendment or Renewal or to abridge any rights of Sublessor as Lessee thereunder. Sublessor covenants that during the term of this Sublease it will not surrender the Overlease, Amendment or renewal with respect to the Sublet Premises without the prior written consent of Sublessee, and represents that it has full right, power and authority under the Overlease, Amendment and renewal to otherwise to enter into this Sublease. Sublessor hereby reserves the right to modify the Overlease, Amendment and Renewal so long as such modification or sublease does not materially affect the use and occupancy of the Sublet Premises by Sublessee.

5. Utilities: Beginning on the date of its access, June 1, 1996, Sublessee shall be responsible for and will contract in its name for all utilities to service the Sublet Premises including without limitation power, gas, telephone and water.

6.  Overlease, Amendment and Renewal:

         A. All the obligations, rights and privileges contained in the Overlease, Amendment and Renewal for the Sublet Premises conferred and imposed upon Sublessor (as tenant therein) except as specifically modified and amended by this Sublease are hereby conferred and imposed upon Sublessee. Sublessor covenants and agrees it will make payment of the rentals payable under this Agreement and the additional rentals payable under the Overlease as and when due. Sublessee covenants and agrees to otherwise fully and faithfully perform the terms and conditions of the Overlease, Amendment and Renewal with respect to the Sublet Premises and the Sublease on its part o be performed. Sublessee shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Overlease, Amendment or Renewal, or the rights of Sublessor as tenant under the Overlease, Amendment or Renewal to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Sublessor to be in default thereunder or liable for any damage, claim or penalty. Sublessee agrees, as an express inducement for Sublessor executing this Sublease, that if there is an conflict between the provisions of this Sublease and the provisions of the Overlease, Amendment or Renewal which would permit Sublessee to do or cause to be done or suffer or permit any act or thing to be done which is prohibited by the Overlease, Amendment or Renewal then the provisions of the Overlease, Amendment or renewal shall prevail.

         B. Sublessee shall pay the monthly rentals and other amounts due to Sublessor, within ten (10) days after demand therefore by Sublessor, including any and all sums due pursuant to the Overlease, Amendment or renewal. Sublessor shall not demand such payment prior to the date which is thirty (30) days before the date any such sum shall be due and owing under the Overlease, Amendment or Renewal. Notwithstanding the foregoing, in the absence of any demand, rents for each calendar month shall be payable in advance on the first day such calendar month.

         C. Notwithstanding anything to the contrary herein contained, Sublessor shall have no duty itself to perform any obligations of the Overlandlord, nor shall such default of the Overlandlord affect this Sublease or waive or defer the performance of any of Sublessee's obligations hereunder; provided, nevertheless, that in the event of any such default or failure of performance by Overlandlord, Sublessor agrees, upon notice from Sublessee, to make immediate demand upon Overlandlord to perform its obligations under the Overlease, Amendment and renewal, and if Overlandlord shall thereafter fail or refuse to remedy such default or failure of performance within a period of thirty (30) days following the notice given by Sublessor then Sublessee shall be entitled as its sole remedy to terminate this Sublease.

7.  Default:

         A. If Sublessee defaults in the performance of any of its obligations hereunder and such default continues for ten (10) days after the giving of notice of such default with respect to the failure to pay any monies, or fifteen
(15) days after the giving of notice of default with respect to the failure to perform or comply with any non-monetary obligations of Sublessee hereunder, then Sublessor may cure any such default and add the cost thereof (including reasonable attorneys' fees) to rent due under this Sublease or terminate this Sublease upon giving three (3) days notice of termination to Sublessee. Sublessee shall have reasonable additional time beyond fifteen (15) days to cure a non-monetary default if Sublessee has commenced to cure same within said fifteen (15) days and thereafter with due diligence to cure same.

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         B. Notwithstanding anything on the contrary contained herein, Sublessor may terminate this Sublease on three (3) days notice of termination (without having given prior notice of default) if in the reasonable apprehension of Sublessor the act or omission of Sublessee would cause a default under the Overlease such as would entitle the Overlandlord within said period to terminate the Overlease, Amendment or Renewal.

         C. In the event of termination hereunder Sublessee shall remain liable for all rent and other sums due under this Sublease for the remainder of what would have been the term (less the amount of any net rentals collected upon a reletting for any part of such period), for all damages arising out of its default and for all costs incurred in connection with any reletting of the Sublet Premises . Sublessor shall have the right to re-enter and take possession of the Sublet Premises in the event of a termination for default. In addition to any and all remedies set forth herein Sublessor shall have all remedies available at law or in equity and any and all remedies shall be cumulative and non-exclusive.

8. No Representations: Sublessor makes no representations with respect to this transaction or the Sublet Premises except as specifically set forth herein, and Sublessee expressly acknowledges that no such representations have been made. Sublessee takes the Sublet Premises in an "as is" condition, subject to reasonable wear and tear. Sublessor warrants that the Premises shall at the time of possession as delivered to Sublessee be in substantially the same condition as the date of execution to this Sublease and Sublessor shall have leave the Sublet Premises broom swept.

9. Mechanics Lien: Sublessee shall permit no mechanics liens to be placed against the Premises or any portion thereof; provided Sublessee shall have the right to contest the correctness or validity of any such lien if, immediately upon demand by Sublessor, Sublessee procures and records a lien release bond in form and substance sufficient under the General Statutes of North Carolina to release the Premises or portion thereof from such lien.

10. Indemnity: Sublessee hereby agrees to defend, indemnify and hold Sublessor harmless from and against any and all expense, including, but not limited to reasonable attorneys' fees, loss, claims or liability for injury to person or property arising out of its use and possession of the Sublet Premises, or for its breach of the Sublease.

11. Restoration: Sublessee shall immediately prior to the expiration or sooner termination of this Sublease restore the Sublet Premises to the condition that Sublessor is required to surrender same under the Overlease. Sublessee shall remove all of its fixtures, upfit and equipment prior to the expiration or sooner termination of the term hereof and shall repair all damage caused by such removal.

12. Notices: All notices, demands, submissions and consents required hereunder shall be in writing and shall be deemed given if sent by certified mail, return receipt requested postage prepaid (a) to Sublessee, at the address of Sublessee as hereinabove set forth or such other address as Sublessee may designate by notice to Sublessor, or (b) to Sublessor at the following address: Family Health International, Attn: Robert W. Hughes, Post Office Box 13950, Research Triangle Park, NC 27709, or such other address as Sublessor may designate by notice to Sublessee.

13.  Insurance:

         A. Sublessee shall, during the term of this Sublease and at its sole cost and expense, maintain and deliver to Sublessor fully paid public liability and property damage insurance policies (or certificates thereof) with respect to the Sublet Premises and any adjoining sidewalks, passageways, parking areas, driveways or other Common areas (naming Sublessor as an additional insured) with limits of at least $1,000,000.00 for injury or death to any one person, $1,000,000.00 for injury or death in any one occurrence and $1,000,000.00 for damage to property. Such policy or policies shall include a provision that at least ten (10) days prior written notice of cancellation be given to Sublessor. Such policies shall be carried by solvent and responsible insurance companies licensed to do business in North Carolina. At least ten (10) days before the expiration of any such policy, Sublessee shall provide Sublessor with a copy of a fully paid renewal.

         B. Sublessee shall, during the term of this Sublease and at its sole cost and expense, maintain and deliver to Sublessor fully paid insurance policies (or certificates thereof) upon its fixtures, trade fixtures, personal property and any and all other property of Sublessee or of any third party which may from time to time be stored or maintained in, on or around the Sublet premises an amount necessary to cover the replacement cost thereof.

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14. Waiver of Subrogation:  Sublessor hereby releases Sublessee, but only to the extent of Sublessor's insurance coverage, from any liability for loss or damage caused by fire or any of the extended coverage perils included in Sublessor's insurance policies covering the Demised Premises even if the insured peril shall be brought about by default, negligence or other action of the Sublessee, its tenants, employees or any of them; provided, this release shall be in effect only with respect to an insured loss and only so long as Sublessor's policy applicable to such loss shall contain a clause to the effect that this release shall not affect the right of Sublessor to recover under such policy. Sublessor does not waive and hereby reserves the right to secure compensation from Sublessee for any uninsured loss, any amounts not paid because of deductibles and other amounts not paid for any reason whatsoever.

Sublessee hereby releases Sublessor, but only to the extent of Sublessee's insurance coverage, from any liability for loss or damage caused by fire or any of the extended coverage perils included in Sublessee's insurance policies covering any property of Sublessee stored at the Demised Premises even if the insured peril shall be brought about by the default, negligence or other action of the Sublessor, its agents, employees or any of them; provided, this release shall be in effect only with respect to an insured loss and only so long as Sublessee's policy applicable to such loss shall contain a clause to the effect that this release shall not affect the right of Sublessee to recover under such policy. Sublessee does not waive and hereby reserves the right to secure compensation from Sublessor for any uninsured loss, any amounts not paid because of deductibles and other amounts not paid for any reason whatsoever.

15. Alterations: Sublessee shall not make any alterations or additions to the Sublet Premises without first obtaining Sublessor's consent, which shall not unreasonably be withheld, and Overlandlord's consent as provided in the Overlease.

16. Condemnation: If, during the term of this Sublease, any part or the whole of the Sublet Premises shall be taken by any competent authority under the power of eminent domain, Sublessor may execute such conveyances as may be required; and this Lease shall be affected as follows:

         A. If any portion of the Sublet Premises be taken, and if the remainder of the Sublet Premises is not suitable for Sublessee's purposes, then in that event Sublessee may elect to terminate this Sublease or may elect to continue this Sublease, in which event the monthly rental payable shall be adjusted and prorated in the ratio which the value of the Sublet Premises remaining after such taking bears to the value of the Sublet Premises immediately preceding the taking.

         B. In the event that all or substantially all of the Premises shall be taken, then in that event upon notice from any competent authority for such taking, this Sublease may be canceled upon notice in writing by either party, and this Sublease shall terminate on the date when title to the Sublet Premises vests in the condemning authority.

         C. Sublessee shall have no claim against Sublessor or the condemning authority for any portion of the amount that may be awarded as damages as a result of such taking or condemnation or for the value of any unexpired term of this Sublease.

17. Destruction or Damage: In the event of damage by fire or other casualty to the Sublet Premises or to the building in which the Sublet Premises are located materially interfering with Sublessee's use of the Sublet Premises, Sublessor may, at its sole option, repair said Sublet Premises to as good condition as that existing immediately prior to said fire or other casualty, and this Sublease shall not terminate except that the rent shall abate for the period when, and to the extent that, the Sublet Premises were untenantable for the purposes of this Sublease. In the event Sublessor does not elect to rebuild or restore said Sublet Premises within thirty (30) days of the date of said casualty, Sublessee shall have the right to terminate this Sublease as of the date of said casualty. In the event that Sublessor timely elects to rebuild or restore said Sublet Premises but shall not have completed such rebuilding or restoration within ninety (90) days of said casualty, Sublessee shall have the right to terminate this Sublease as of the date of said casualty, but shall so notify Sublessor within one hundred and five (105) days of the date of said casualty.

18.  Assignment:  Without the previous
consent of Sublessor, not unreasonably to be withheld, and the Overlandlord, as may be required by the Overlease, neither Sublessee, nor Sublessee's legal representatives or successors in interest by operation of law or otherwise, shall assign or mortgage this Sublease, or sublet or license the whole or any part of the Sublet Premises or permit the Sublet Premises or any part thereof to be used or occupied by others. Any consent by Sublessor to any act of assignment or subletting shall be held to apply only to the specific transaction thereby authorized. Such consent shall not be construed as a waiver of duty of Sublessee, or the legal representatives or assigns of Sublessee, to obtain from Sublessor consent to any other or subsequent assignment or subletting, or as modifying or limiting the rights of Sublessor under the foregoing covenant by the Sublessee not to assign or sublet without such consent. Any violation of any provision of this Sublease, whether by act or omission, by any assignee, subtenant or undertenant or occupant, shall

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be deemed a violation of such provisions of Sublease it being the intention and meaning of the parties hereto that Sublessee shall assume and be liable to Sublessor for any and all acts and omissions of any and all assignees, subtenants, undertenants and occupants. If this lease is assigned, Sublessor may and is hereby empowered to collect rent from the undertenant or occupant. In either of such events, Sublessor may apply the net amount collected by it to the rent herein reserved, and no such collection shall be deemed a waiver of the covenant herein against assignment and underletting, or the acceptance of the assignee, undertenant or occupant as Sublessee, or a release of Sublessee from the further performance of the covenants herein contained on the part of Sublessee.

19. Consents: With respect to any provision of this Sublease which provides, in effect, that Sublessor shall not unreasonably withhold or unreasonably delay any consent or any approval, Sublessee shall in no event be entitled to make, nor shall Sublessee make, any claim for money damages based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed any consent or approval. Sublessee hereby waives any claim for money damages, whether by way of setoff, counterclaim, defense or otherwise which is based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed any consent or approval; and Sublessee acknowledges that its sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment. Notwithstanding any other provision of this Agreement, Sublessor's failure to consent shall not be deemed to be unreasonable when such consent is also required of Overlandlord by the Overlease, and such consent is not granted by the Overlandlord.

20. Liability of Sublessor: In the event of a transfer of Sublessor's interest in the Overlease, Amendment, Renewal or in this Sublease, it shall be deemed without further agreement between the parties and such transferee that Sublessor is released from further obligations and that the transferee has assumed and agreed to observe and perform all obligations of the Sublessor hereunder. Notwithstanding any such transfer, Sublessee shall be and remain liable to the transferee for the observance and performance of all obligations of the Sublessee hereunder, and for breach of any of the representations and warranties made by Sublessee herein.

21. Waiver: One or more waivers of any covenant or condition by Sublessor shall nit be construed as a waiver of s subsequent breach of the same or any other covenant or condition, and the consent or approval by Sublessor to or of any act by Sublessee requiring Sublessor's consent or approval shall not be construed to waive or render unnecessary Sublessor's consent or approval to or of any subsequent similar act by Sublessee.

22. Effect: This Agreement shall be binding upon the parties hereto, their heirs, successors and permitted assigns, and may not be altered, amended, terminated or modified except by written instrument executed by each of the parties hereto.

23. Forum: This Agreement shall be governed by the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals the day and year first above written.

FAMILY HEALTH INTERNATIONAL                   DIGITAL RECORDERS, INC.
SUBLESSOR                                     SUBLESSEE

By: /s/Robert W. Hughes                       By: /s/J. Phillips L. Johnston
         Robert  W. Hughes                    Name:  J. Phillips L. Johnston
         Senior Vice President                Its:  President & CEO

Attest: /s/ Marie F. Porter                   Attest:  /s/ Michael J. Schierbeek
         Marie F. Porter                               Assistant Secretary
         Assistant Secretary

We consent to this Sublease, Sublessee's use of the Sublet Premises for office space, light assembly and warehouse:

RESEARCH TRIANGLE INDUSTRIAL PARK WEST
ASSOCIATES JOINT VENTURE
Overlandlord
By: /s/  John M.  Cambia, Jr.
Name:  John M.  Cambia, Jr.
Its: Asset Manager

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